Exhibit 10.17

July 28, 2006

Mardi C. Dier

[Address]

Dear Mardi,

On behalf of Portola Pharmaceuticals, Inc. (“Portola” or the “Company”), I am pleased to offer you the position of Chief Financial Officer, reporting to me.

Your salary will be $22083.33, per month ($265,000 annualized), less payroll deductions and all required withholdings. Based on the achievement of company and your individual goals, you will be eligible for a target bonus of 30% of your salary, prorated from July 1, 2006. You will be eligible to receive Portola’s complete package of benefits, available to all of the Company’s full-time employees. Details about these benefit plans are available for your review. Portola may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval by the Company’s Board of Directors, you will be granted an option to purchase 999,529 shares of the Company’s common stock. This option grant will vest over four (4) years: 25% of the shares will vest on the first anniversary of your start date, with the balance vesting in equal monthly installments over the next thirty-six (36) months. This option grant will be subject to the terms and conditions of stock option grant notices and agreements that will be provided to you.

We are actively discussing with the compensation committee of the Portola board of directors, the treatment of stock options and compensation in the event of a change of control transaction. We expect that the board will adopt, in the near future a plan addressing these issues for the executive team. You will be covered by that plan, and will receive the same treatment as other executives at the same level in the Company.

As a Portola employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

By signing below, you agree that your employment with Portola is an employment “at will,” which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with the Proprietary Information and Inventions Agreement, will form the complete and exclusive statement of your employment agreement with Portola. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

Please sign and date this letter and return it to the Company by July 28, 2006, if you wish to accept employment at Portola under the terms described above. We welcome you to the Portola team and look forward to your contribution to the Company’s success.

Yours truly,

/s/ Charles Homcy
Charles Homcy	Date
President and CEO
Portola Pharmaceuticals, Inc.

Accepted:

/s/ Mardi Dier	7.28.2006	8.28.2006
Mardi Dier	Date	Start Date